FRONTIER CORPORATION

                 MANAGEMENT STOCK INCENTIVE PLAN

                         Amendment No. 4



     Pursuant to Section 14, the Plan is hereby amended,

effective March 16, 1999, as follows:

     1.  Section 9(a)  is amended by deleting the current

provision in its entirety and substituting in its place the

following:

          (a)  Options

               If the employment of a participant terminates by reason of the participant's disability or death, any option may be exercised, in the case of disability, by the participant or, in the case of death, the participant's designated beneficiary (or personal representative if there is no designated beneficiary) at any time prior to the earlier of the expiration date of the option or the expiration of one year after the date of disability or death, but only if, and to the extent that the participant was entitled to exercise the option at the date of disability or death. If the employment of a participant terminates on account of retirement, all of the participant's outstanding options shall become immediately vested and these options together with previously vested but unexercised options may be exercised prior to the earlier of the expiration date of the option or the expiration of 13 months from the date of retirement. For this purpose, "retirement" means any termination of employment on or after a participant is entitled to receive an early retirement benefit under any defined benefit pension plan maintained by the Company or an affiliate in which the participant has any accrued benefit. If the participant does not have an accrued benefit in any such plan, "retirement" means the participant's termination of employment on or after he has reached age 55. Upon termination of the participant's employment for any reason other than retirement, disability or death, all nonvested options held by the participant shall be forfeited and any options that are vested on the date of termination may be exercised prior to the earlier of the expiration date of the option or the expiration of 90 days from the date of termination. An option that remains exercisable after the expiration of three months from termination of employment shall be treated as a NQSO after three months even if it would have been treated as an ISO if exercised with three months of termination.

               Effective Dates: The reduction, in the first sentence, from three years to one year in the right to exercise options following disability is effective for options granted after December 31, 1998.

               The definition of retirement, in the new third sentence, is effective January 1, 1999.

               The provisions in the second sentence for the vesting and exercising of options on account of retirement are effective for options granted after December 31, 1998.


               The provisions in the fifth sentence concerning the exercise of options upon termination of employment for reasons other than disability, death or retirement are effective January 1, 1999.

     2.  Section 15(a) is amended by deleting the current

provision in its entirety and substituting in its place the

following:

               (a) Notwithstanding other provisions of the Plan, in the event of a change in control of the Company (as defined in subsection (c) below), all of a participant's restricted stock awards shall become immediately vested to the same extent as if all restrictions had been satisfied and all options shall become immediately vested and exercisable.

     IN WITNESS WHEREOF, the Company has caused its duly

authorized officer to execute this amendment on its behalf this

23rd day of March 1999.



                                   FRONTIER CORPORATION

                                          /s/ Josephine S. Trubek
                                   By: --------------------------
                                             Josephine S. Trubek
                                   Title:    Corporate Secretary